Exhibit 10.22

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”), dated as of June 30, 2018, (the “Effective Date”) is made and entered by and between AVX Corporation, a Delaware corporation (the “Company”), and Kurt Cummings (the “Executive” or “Employee”).

WITNESSETH:

WHEREAS, the Employee currently serves as an Executive Officer of the Company and plans to retire from that position;

WHEREAS, the Company and Employee desire to enter into this Agreement in order to facilitate a smooth transition of responsibilities for the periods and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” means the Employee’s annual base salary rate, exclusive of bonuses and other incentive pay, as in effect on the Effective Date.

(b) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(c) “Non-Executive Employment Period” means the 12 month period from July 1, 2018 to July 1, 2019.

(d) “Salary Continuation Period” means the 12 month period from July 2, 2019 to July 1, 2020.

(e) “Termination Date” means July 1, 2019.

2. Non-Executive Employment Period.

(a) On the Effective Date, the Executive will relinquish his Executive Officer title and position, which will be treated as a “separation from service” for non-qualified retirement plan purposes, but remain as an employee.

(b) During the Non-Executive Employment Period, the Employee will be available, including any requested travel, from time to time to the Chief Executive Officer, President, Chief Financial Officer and other management of the Company to assist with any transition issues or projects that may arise.

(c) During this period, the employee shall receive an annual salary of $60,000 and continue to receive all employee benefits generally available to AVX Corporation exempt salaried employees.

(d) During this period, the Employee will no longer be eligible to earn current benefits in, or contribute to, the Management Incentive Plan, Nonqualified Supplemental Retirement Plan, car allowance program, or officer life insurance program, but will continue normal vesting under the applicable stock option, restricted stock unit, qualified retirement savings plan and cash award program.

(e) During this period, the Employee will be reimbursed for any business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company's expense reimbursement policy.

3. Salary Continuation Period. The Employee will cease to be an employee of the Company on the Termination Date which will be treated as a retirement and separation from service.

(a) During the Salary Continuation Period, the terminated Employee shall receive an amount equivalent to one half year’s Annual Base Salary, at the effective date of this agreement, less applicable deductions for taxes and medical premiums, spread evenly over the 12 month period.

(b) During this period, the terminated Employee, and where applicable, the terminated Employee’s spouse and eligible dependents, will be eligible to continue to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents by paying the applicable employee paid premiums.

(c) During this period, the terminated Employee will no longer be eligible for other employee benefits generally available to AVX Corporation exempt salaried employees, such as group life insurance, supplemental life insurance, group long-term disability coverage, or current contributions in connection with the savings plan, cash award program, or bonus program.

4. Post Salary Continuation Period. During the Post Salary Continuation Period, the terminated Employee will be eligible to continue to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents for a period of time, as allowed by the then current law, by paying applicable monthly COBRA premiums established by the Company.

5. Tax Matters. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6. Arbitration and Governing Law. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by single-arbitrator arbitration administered by the American Arbitration Association in accordance with its Procedures for Large, Complex Commercial Disputes including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Unless otherwise agreed to by the parties, the arbitration shall be held in Greenville County, South Carolina and the substantive and procedural laws of Delaware shall apply, except for any choice of law provisions. The arbitration shall be conducted in English. Although the arbitrator(s) need not apply formal rules of evidence, the arbitration will be guided by the Federal Rules of Evidence. The arbitrator shall render an award together with a reasoned decision. The arbitrator may award costs and attorney’s fees if the arbitrator determines that the position of one party was not substantially justified. The arbitrator may not award punitive damages, nor may the arbitrator award multiple damages even if permitted by applicable law. Any demand for arbitration must be made within one year of discovery, or the claim will be deemed waived.

7. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

8. Acknowledgment of Reading and Comprehension. Each party represents, warrants and acknowledges that (i) it has read this Agreement, (ii) it has given mature and careful thought to this Agreement, (iii) it has been given the opportunity to review this Agreement independently with legal counsel, (iv) it fully understands and agrees to its terms, (v) it has entered into and executed this Agreement of its own choice and free will and in accordance with its own judgment, and (vi) it has been represented by counsel in connection with the negotiation and execution of this Agreement or has had the ability to retain counsel and has chosen not to do so.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

AVX CORPORATION

By:	/s/ John Sarvis

Date:	March 26, 2018

Name: John Sarvis
Title: CEO and President

EXECUTIVE

By:	/s/ Kurt Cummings

Date:	March 26, 2018

Name: Kurt Cummings
Title: EVP, Chief financial Officer and Treasurer

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